INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of BioTime, Inc. on Form S-8 of our report dated August 8, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company being in the development stage), appearing in the Annual Report on Form 10-K of BioTime, Inc. for the year ended June 30, 1996.




DELOITTE & TOUCHE LLP
San Jose, California
July 1, 1997